UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2012

ORYON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34212	26-2626737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4251 Kellway Circle

Addison, Texas 75001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 267-1321

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2012, Brendon W. Mills provided notice to us of his resignation from our board of directors, effective immediately.

On July 10, 2012, the Board of Directors of Oryon Technologies, Inc. (the “Company” or “Oryon”) appointed Richard K. Hoesterey, 70, to fill the vacancy created by the resignation of Mr. Mills, in accordance with the provisions of the Company’s bylaws. The newly appointed director has been appointed to serve until the Company’s next annual meeting of shareholders.

Certain information with respect to the newly appointed director is set forth below:

Richard K. Hoesterey is an experienced executive with over 35 years in general management and manufacturing operations management in a variety of industries including high tech electronics, industrial products, and power regulation. He served as the President and Chief Executive Officer and as a Director of Components Corporation of America from January 2000 to August 2009. In September 2009, he began serving as the President and Chief Executive Officer of R.K. Hoesterey & Associates to continue applying his expertise enhancing business performance and mentoring senior executives. He is a member of the National Association of Corporate Directors (NACD). Mr. Hoesterey earned a B.B.A. in Industrial Management from Clarkson University and also achieved lifetime certification (CPIM) from the American Production & Inventory Control Society. He has served on the board of directors of Micropac Industries, Inc. (member of the audit committee) since October 2010 and on the board of directors of Trulite, Inc. (chairman of the compensation committee and member of the audit committee) since May 2006. The Board of Oryon believes that Mr. Hoesterey’s extensive business experience, both as a senior executive and as a mentor to senior executives, brings significant leadership, operational skill and strategic acumen to Oryon’s management team and Board.

Mr. Hoesterey has been appointed to the Nominating Committee, Compensation Committee and the Audit Committee of the Company.

Mr. Hoesterey will receive compensation according to the Company’s director compensation policies for non-management directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2012	ORYON TECHNOLOGIES, INC.

	By:	/s/ Mark E. Pape
Mark E. Pape, Chief Financial Officer